Exhibit 99.2
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
On April 1, 2026, FirstSun Capital Bancorp (“FirstSun”) completed its previously announced merger (the “merger”) with First Foundation Inc. (“First Foundation”), pursuant to the Agreement and Plan of Merger, dated as of October 27, 2025, by and between FirstSun and First Foundation, as amended. At the effective time of the merger, First Foundation merged with and into FirstSun, with FirstSun continuing as the surviving corporation. Immediately following the merger, First Foundation Bank, First Foundation’s wholly owned subsidiary bank, merged with and into FirstSun’s wholly owned subsidiary bank, Sunflower Bank, N.A. with Sunflower Bank, N.A. continuing as the surviving bank.
The following tables present historical financial information for FirstSun and First Foundation, as well as unaudited pro forma condensed combined financial information for FirstSun and First Foundation reflecting the merger, the related transaction accounting adjustments and the balance sheet repositioning adjustments described in the accompanying footnotes, as of and for the year ended December 31, 2025. Except as otherwise noted in the footnotes to the table, (a) the financial information included under the “FirstSun Historical” column is derived from the audited financial statements of FirstSun as of and for the year ended December 31, 2025, and (b) the financial information included under the “First Foundation Historical” column is derived from the audited financial statements of First Foundation as of and for the year ended December 31, 2025, which are filed as Exhibit 99.1 to FirstSun’s Current Report on Form 8-K/A filed on May 22, 2026.
The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting, adjusted from FirstSun’s audited financial statements as of and for the year ended December 31, 2025 to give effect to the merger and the estimated acquisition accounting adjustments resulting from the merger. The pro forma adjustments reflect transaction accounting adjustments and significant balance sheet repositioning adjustments expected following the closing of the transaction, both of which are discussed in further detail below. Amounts presented in the “Transaction Adjustments” column reflect the accounting for acquisition of First Foundation by FirstSun. Amounts presented in the “Repositioning Adjustments” column represent additional transactions FirstSun and the combined company will undertake to divest certain investments and loans, and reduce debt. The unaudited pro forma condensed combined balance sheet as of December 31, 2025 in the table below is presented as if the merger occurred on December 31, 2025, and the unaudited pro forma condensed combined statement of income for the year ended December 31, 2025 is presented as if the merger occurred on January 1, 2025. The unaudited pro forma condensed combined financial information was derived from, and should be read in conjunction with, the following historical financial statements and the accompanying notes:

•The historical audited financial statements of FirstSun as of and for the year ended December 31, 2025 (included in FirstSun’s Annual Report on Form 10-K for the year ended December 31, 2025); and
•The historical audited financial statements of First Foundation as of and for the year ended December 31, 2025 (filed as Exhibit 99.1 to this Current Report on Form 8-K/A).
You should also read such information in conjunction with the accompanying Notes to Unaudited Pro Forma Condensed Combined Balance Sheet and Statement of Income.
The pro forma condensed combined financial information is presented for illustrative purposes only and does not necessarily indicate the financial position and results of the combined company had the companies actually been combined and the balance sheet repositioning completed as of December 31, 2025 and at the beginning of the period presented. The unaudited pro forma condensed combined financial information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the realization of potential cost savings, revenue synergies, and changes in market conditions, among other factors, and, accordingly, does not attempt to predict or suggest future results. The pro forma condensed combined income statement does not include estimated merger and integration costs expected to be incurred in conjunction with the merger. See Note 4 accompanying the pro forma condensed combined financial information for additional information regarding merger and integration costs.
FirstSun has not yet completed the valuation analysis and calculations at the level of detail required to obtain the necessary estimates of the fair values of the First Foundation assets to be acquired or liabilities to be assumed, other than a preliminary estimate for intangible assets and certain financial assets and liabilities. Therefore, certain First Foundation assets and liabilities are presented at their respective carrying amounts and should be considered preliminary values. Final determination of the fair values of First Foundation assets and liabilities will be obtained based on actual First Foundation assets and liabilities as of the April 1, 2026 effective date of the merger and may differ materially from the preliminary amounts reflected in the unaudited pro forma condensed combined financial information.
In addition, as explained in more detail in the accompanying notes, the preliminary allocation of the pro forma purchase price reflected in the pro forma condensed combined financial information is subject to adjustment and may vary significantly from the actual purchase price allocation that will be recorded as of the April 1, 2026 effective date of the merger.

Balance Sheet Repositioning
In connection with the merger, FirstSun intends to implement a balance sheet repositioning strategy following closing. This plan is designed to reduce non-core funding assumed from First Foundation by using proceeds from targeted asset sales and paydowns. The approach is consistent with FirstSun’s risk appetite and strategic plan and builds on First Foundation’s ongoing efforts to simplify and strengthen its balance sheet following its 2024 recapitalization.
The repositioning is expected to accelerate these steps by leveraging the combined company’s greater financial resources. Relative to December 31, 2025 balances, FirstSun expects to downsize approximately $3.8 billion of First Foundation’s assets, including shared national credit loans, multi-family commercial real estate loans, long-term municipal loans, and certain securities and excess cash. Proceeds from these actions are expected to be used to pay down $1.4 billion in Federal Home Loan Bank borrowings and reduce approximately $1.3 billion of brokered deposits and $1.1 billion of other higher-cost, non-core deposits.
This strategy is intended to strengthen capital ratios, improve liquidity, lessen certain credit concentrations, and position the combined company with a more resilient balance sheet. Execution of the balance sheet repositioning will depend on market conditions and other factors following the closing of the merger, and the actual timing, scope and financial impact of the repositioning may differ from the assumptions reflected in the unaudited pro forma condensed combined financial information. FirstSun has developed detailed plans and is confident in its ability to complete these actions after closing. These anticipated actions are reflected in the Repositioning Adjustments column of the unaudited pro forma condensed combined financial information based on management’s current plans and assumptions.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of December 31, 2025

(in thousands)	FirstSun Historical	First Foundation Historical	Transaction Adjustments	Notes	Repositioning Adjustments	Notes	Pro Forma FirstSun and First Foundation
Assets
Cash and equivalents	$652,592	$1,624,870	$(32,783)	A	$(1,024,103)	Q	$1,220,576
Investment securities	502,809	3,064,808	(52,754)	B	(1,245,831)	R	2,269,032
Loans held-for-sale	100,539	261,448	—		—		361,987
Loans	6,673,180	6,729,178	(485,908)	C	(1,570,770)	S	11,345,680
Allowance for credit losses	85,016	93,850	(15,850)	D	—		163,016
Net loans	6,588,164	6,635,328	(470,058)		(1,570,770)		11,182,664
Premises and equipment, net	81,523	34,663	7,500	E	—		123,686
Goodwill	93,483	—	37,633	F	—		131,116
Other intangible assets	4,983	2,400	87,814	G	—		95,197
Other assets	461,069	280,560	188,926	H	3,910	T	934,465
Total assets	$8,485,162	$11,904,077	$(233,722)		$(3,836,794)		$16,318,723
Liabilities and stockholders’ equity
Total deposits	$7,107,356	$9,284,570	$12,425	I	$(2,400,000)	U	$14,004,351
Borrowings	11,160	1,430,518	23,704	J	(1,423,704)	V	41,678
Subordinated debt	36,680	173,521	(6,486)	K	—		203,715
Other liabilities	176,610	102,881	—		—		279,491
Total liabilities	7,331,806	10,991,490	29,643		(3,823,704)		14,529,235
Stockholders' equity
Preferred Stock	—	86,797	(86,797)	L	—		—
Common Stock, $0.0001 par value	3	83	(81)	M	—		5
Additional paid-in capital	549,617	855,270	(169,201)	N	—		1,235,686
Retained earnings (deficit)	631,086	(30,119)	(6,730)	O	(13,090)	W	581,147
Accumulated other comprehensive (loss) income, net	(27,350)	556	(556)	P	—		(27,350)
Total stockholders' equity	1,153,356	912,587	(263,365)		(13,090)		1,789,488
Total liabilities and stockholders’ equity	$8,485,162	$11,904,077	$(233,722)		$(3,836,794)		$16,318,723

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
For the year ended December 31, 2025

(in thousands, except per common share amounts)	FirstSun Historical	First Foundation Historical	Transaction Adjustments	Notes	Repositioning Adjustments	Notes	Pro Forma FirstSun and First Foundation
Interest income
Interest and fees on loans	$425,459	$388,466	$90,112	X	$(79,730)	AE	$824,307
Interest on securities and other	42,310	152,523	6,886	Y	(96,390)	AF	105,329
Total interest income	467,769	540,989	96,998		(176,120)		929,636
Interest expense
Deposits	145,338	283,926	(4,142)	Z	(88,560)	AG	336,562
Borrowings	5,040	69,660	1,081	AA	(57,400)	AH	18,381
Total interest expense	150,378	353,586	(3,061)		(145,960)		354,943
Net interest income	317,391	187,403	100,059		(30,160)		574,693
Provision for credit losses	24,600	64,306	31,200	AI	—		120,106
Net interest income after provision for credit losses	292,791	123,097	68,859		(30,160)		454,587
Noninterest income	101,879	47,374	—		—		149,253
Noninterest expense	271,774	242,016	13,225	AB	—		527,015
Income (loss) before income taxes	122,896	(71,545)	55,634		(30,160)		76,825
Income tax expense	24,960	83,612	12,796	AC	(6,937)	AC	114,431
Net income (loss)	$97,936	$(155,157)	$42,838		$(23,223)		$(37,606)

Earnings (loss) per common share
Basic	$3.52	$(1.88)					$(0.81)
Diluted	$3.47	$(1.88)					$(0.81)

Weighted average basic shares	27,787	82,506	(63,779)	AD			46,514
Weighted average diluted shares	28,250	82,506	(64,242)	AD			46,514

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AND STATEMENT OF INCOME
Note 1 – Basis of Presentation
The pro forma condensed combined financial information and explanatory notes have been prepared to illustrate the effects of the merger involving FirstSun and First Foundation under the acquisition method of accounting with FirstSun treated as the acquirer. The pro forma condensed combined financial information is presented for illustrative purposes only and does not necessarily indicate the financial position and results of the combined companies had the companies actually been combined as of December 31, 2025 and at the beginning of the period presented, nor does it necessarily indicate the results of operations in future periods or the future financial position of the combined company. Under the acquisition method of accounting, the assets and liabilities of First Foundation, as of the effective date of the merger, will be recorded by FirstSun at their respective fair values and the excess of the merger consideration over the fair value of First Foundation net assets will be reflected within the balance sheet as goodwill.
The merger, which closed on April 1, 2026 (the “Effective Date”), provides that First Foundation stockholders will receive 0.16083 of a share of FirstSun common stock for each share of First Foundation common stock they hold immediately prior to the merger. In addition, at the effective time, each then-outstanding share of First Foundation Series A Noncumulative Convertible Preferred Stock (the “Series A Preferred Stock”) and Series C Non-Voting Common Equity Equivalent Stock (the “Series C NVCE Stock” and together with the Series A stock, the “First Foundation preferred stock”) was converted into the right to receive 0.16083 of a share of FirstSun common stock for each share of First Foundation common stock into which the First Foundation preferred stock was convertible into immediately prior to the effective time, subject to certain exceptions. In connection with the merger, we issued approximately 16.1 million voting shares and 2.6 million non-voting shares of FirstSun common stock to stockholders of First Foundation, with the stock consideration valued at approximately $682.8 million as of March 31, 2026, based on the last reported sale price of FirstSun common stock (NASDAQ: FSUN) on March 31, 2026. In addition, FirstSun made an aggregate cash payment of $17.5 million to First Foundation warrant holders.
The pro forma allocation of the purchase price reflected in the pro forma condensed combined financial information is subject to adjustment and may vary from the actual purchase price allocation that will be recorded at the time the acquisition accounting is completed. Adjustments may include, but are not limited to, changes in (i) First Foundation’s balance sheet and operating results through the effective time of the merger; (ii) total merger related expenses from amounts included herein; and (iii) the underlying values of assets and liabilities if market conditions differ from current assumptions.
Note 2 – Preliminary Purchase Price Allocation
The preliminary pro forma allocation of the purchase price reflected in the pro forma condensed combined financial information is subject to adjustment and may vary from the actual purchase price allocation that will be recorded as of the Effective Date. The pro forma adjustments include the estimated purchase accounting entries to record the merger transaction. The excess of the purchase price over the fair value of net assets acquired, net of deferred taxes, is reflected within the balance sheet as goodwill. Estimated fair value adjustments included in the pro forma condensed combined financial statements are based upon available information and certain assumptions considered reasonable and may be revised as additional information becomes available.
The pro forma adjustments include core deposit intangible assets of $64.3 million, which are expected to be amortized on an accelerated basis over a period of 10 years and wealth management customer list intangible asset of $25.9 million, which are expected to be amortized on a straight-line basis over a period of 10 years. The following table shows the preliminary pro forma allocation of the estimated consideration to be paid in the merger for First Foundation’s shares, based on the last reported sale price of FirstSun common stock of $36.46 on NASDAQ on March 31, 2026, the last trading day before the Effective Date, to the acquired identifiable assets and liabilities assumed and the preliminary pro forma goodwill generated from the merger.

The preliminary purchase price allocation is as follows:

($ in thousands, except per share amounts)
Pro Forma Purchase Price
Equity consideration:
First Foundation shares outstanding as of March 31, 2026	82,929,810
Series A Preferred Stock, on a fully converted basis	29,521,000
Series C NVCE Stock, on a fully converted basis	3,993,203
Total First Foundation shares outstanding, on a fully converted basis	116,444,013
Exchange ratio	0.16083
FirstSun shares issued (1)	18,726,885
Last reported sale price of FSUN common stock on March 31, 2026	$36.46
Equity portion of purchase price		$682,783
Unvested restricted share awards consideration:
Pre-combination vesting		3,257
Cash consideration:
Cash portion of purchase price		17,529
Total consideration to be paid (transaction value)		$703,569
First Foundation Net Assets at Fair Value
Assets acquired:
Cash and cash equivalents		$1,624,870
Investment securities		3,012,054
Loans held-for-sale		261,448
Loans		6,196,470
Premises and equipment		42,163
Other intangible assets		90,214
Other assets		459,850
Total assets acquired		11,687,069
Liabilities assumed:
Deposits		9,296,995
Borrowings		1,454,222
Subordinated debt		167,035
Other liabilities		102,881
Total liabilities assumed		11,021,133
Net assets acquired		665,936
Preliminary pro forma goodwill		$37,633
(1) Excludes fractional shares of 806, which were settled in cash at a cash in lieu price per share of $36.34.

Note 3 – Pro Forma Adjustments
The following pro forma adjustments have been reflected in the pro forma condensed combined financial information. All taxable adjustments were calculated using a 23% tax rate to arrive at deferred tax asset or liability adjustments. All adjustments are based on preliminary assumptions and valuations, which are subject to change.
(A)Adjustment to reflect remaining contractually obligated pre-tax merger costs of $15.3 million and aggregate cash payment to First Foundation warrant holders of $17.5 million.
(B)Adjustment to securities to reflect the estimated fair value mark on securities held-to-maturity.
(C)Adjustment to loans reflects the estimated non-credit fair value mark on the portfolio of $448 million and estimated credit fair value mark related to non-purchased credit deteriorated (non-PCD) loans of $31.2 million, and reversal of premiums, discounts and deferred fees and expenses of $6.9 million. While not included in the pro forma adjustments, on April 1, 2026, FirstSun early adopted Accounting Standards Update (ASU) 2025-08, “Financial Instruments - Credit Losses (Topic 326): Purchased Loans” and as of the Effective Date will record the estimated credit fair value mark related to non-PCD loans as a component of the allowance for credit losses (ACL) as part of its application of purchase accounting.
(D)Adjustment to ACL reflects the elimination of First Foundation’s existing ACL and the allocation to ACL for the estimated credit component of the loan portfolio fair value assessment for PCD loans of $46.8 million. Additionally, pursuant to accounting standards in effect as of December 31, 2025, FirstSun would also be required to record a provision for credit losses and corresponding increase to ACL for the estimated non-PCD credit fair value mark of $31.2 million immediately following the merger closing. While not included in the pro forma adjustments, on April 1, 2026, FirstSun early adopted Accounting Standards Update (ASU) 2025-08, “Financial Instruments - Credit Losses (Topic 326): Purchased Loans” and as of the Effective Date will record the estimated credit fair value mark related to the non-PCD loans as a component of the ACL as part of its application of purchase accounting; accordingly, no additional ACL (or related provision for credit losses) will be recorded immediately following the consummation of the merger.
(E)Adjustment to premises and equipment to reflect estimated fair value mark of acquired premises and equipment.
(F)Adjustment to record preliminary goodwill.
(G)Adjustment to other intangible assets reflects the elimination of First Foundation’s existing intangible assets and to record estimated core deposit intangible assets of $64.3 million, based on a value of 1.69% of First Foundation’s non-term customer deposits, and to record the estimated fair value of First Foundation’s wealth management customer list of $25.9 million. Core deposit intangible assets recorded as a result of the merger are expected to be amortized on an accelerated basis over a period of 10 years while the wealth management customer list is expected to be amortized on a straight line basis over a period of 10 years.
(H)Adjustment to record the estimated net deferred tax assets of $90.2 million resulting from the fair value accounting adjustments to the balance sheet, reverse First Foundation’s valuation allowance on portion of deferred tax assets of $88.5 million expected to be utilized by FirstSun, reverse First Foundation’s deferred tax liabilities of $0.6 million related to amortizing intangible assets, record the estimated deferred tax asset of $2.5 million resulting from transaction costs, and record the estimated deferred tax asset of $7.2 million resulting from the non-PCD loan provision for credit losses required to be recorded immediately following the consummation of the merger pursuant to accounting standards in effect as of December 31, 2025. While not included in the pro forma adjustments, on April 1, 2026, FirstSun early adopted Accounting Standards Update (ASU) 2025-08, “Financial Instruments - Credit Losses (Topic 326): Purchased Loans” and as of the Effective Date will record the estimated credit fair value mark related to the non-PCD loans as a component of the ACL as part of its application of purchase accounting; accordingly, no additional ACL or corresponding deferred tax asset of $7.2 million will be recorded immediately following the consummation of the merger.
(I)Adjustment to reflect the estimated fair value mark on deposit liabilities.
(J)Adjustment to reflect the estimated fair value marks on term based FHLB borrowings.
(K)Adjustment to reflect the estimated fair value mark on subordinated debt.
(L)Adjustment to eliminate First Foundation’s preferred stock.
(M)Adjustment to eliminate First Foundation’s common stock and record the issuance at $0.0001 par value to First Foundation stockholders of 18,726,885 shares of FirstSun voting and non-voting common stock, in the aggregate.
(N)Adjustment to eliminate First Foundation’s additional paid-in capital and record the equity consideration issued to First Foundation stockholders of $682.8 million, via the exchange of common shares, which includes conversion of Series A Preferred Stock and conversion of Series C NVCE Stock.
(O)Adjustment to eliminate First Foundation’s retained deficit, record remaining contractually obligated estimated after-tax merger costs of $12.8 million, which are estimated to be 70% deductible, and record estimated after-tax provision for credit losses of $24 million on non-PCD loans recorded immediately following the consummation of the merger pursuant to accounting standards in effect as of December 31, 2025. While not included in the pro forma adjustments, on April 1, 2026, FirstSun early adopted Accounting Standards Update (ASU) 2025-08, “Financial Instruments - Credit Losses (Topic 326): Purchased Loans” and as of the Effective Date will record the estimated credit fair value mark related to the non-PCD loans as a component of the ACL as part of its application of purchase accounting; accordingly, no additional ACL or corresponding after-tax provision for credit losses will be recorded immediately following the consummation of the merger.
(P)Adjustment to eliminate First Foundation’s accumulated other comprehensive income.
(Q)Adjustment to cash and cash equivalents reflects pro forma net use of cash to paydown deposits and FHLB borrowings in consideration of net proceeds from the investment securities sales and loan sales.
(R)Adjustment to investment securities reflects pro forma sales from First Foundation’s available-for-sale and held-to-maturity securities portfolios.
(S)Adjustment to loans reflects pro forma sales from First Foundation’s loan portfolio.
(T)Adjustment to reflect the estimated tax benefit resulting from costs related to pro forma sales from First Foundation’s loan portfolio.
(U)Adjustment to reflect the pro forma payoffs of certain First Foundation’s deposits from the investment security sale proceeds, loan sale proceeds, and use of cash.
(V)Adjustment to reflect the pro forma payoffs of First Foundation’s FHLB borrowings from the investment security sale proceeds, loan sale proceeds, and use of cash.
(W)Adjustment to reflect the estimated after-tax impact of the costs related to pro forma sales from First Foundation’s loan portfolio.
(X)Adjustment to interest and fees on loans includes accretion of the estimated interest rate fair value mark and estimated non-PCD credit fair value mark pursuant to ASC 310, on a pool basis, which incorporates interest rate repricing characteristics and expectations of prepayment. Pursuant to accounting standards in effect as of December 31, 2025, FirstSun would be required to record the estimated non-PCD credit fair value mark as a component of the adjustment to acquired loans as part of its application of purchase accounting and begin to accrete the estimated non-PCD credit fair value mark in future operating results. While not included in the pro forma adjustments, on April 1, 2026, FirstSun early adopted Accounting Standards Update (ASU) 2025-08, “Financial Instruments - Credit Losses (Topic 326): Purchased Loans” and as of the Effective Date will record the estimated credit fair value mark related to non-PCD loans as a component of the ACL rather than as an accretable discount adjustment on the acquired loans. The following table presents the estimated effect on operating results for the five years following the merger closing of the accretion of the estimated interest rate fair value mark and estimated non-PCD credit fair value mark related to acquired loans, both before and after giving effect to FirstSun’s adoption of ASU 2025-08:

($ in millions)	Before adoption of ASU 2025-08 (includes non-PCD accretable discount of $31.2 million)	After adoption of ASU 2025-08 (excludes non-PCD accretable discount of $31.2 million)
1 - 12 months	$90.1	$82.0
13 - 24 months	86.0	78.2
25 - 36 months	49.7	45.2
37 - 48 months	25.7	23.4
49 - 60 months	22.2	20.2
(Y)Adjustment to interest on securities and other includes the accretion of the estimated fair value mark on held-to-maturity securities and available-for-sale securities over an estimated seven year life, based on the approximate expected average life of the portfolios.
(Z)Adjustment to deposits interest expense includes the amortization of the estimated fair value mark on First Foundation’s deposit liabilities over an estimated three year life, based on the underlying instruments' stated terms.
(AA)Adjustment to borrowings interest expense includes accretion of the estimated fair value mark on First Foundation’s subordinated debt instruments over an estimated six year life, based upon the underlying instruments' stated terms.
(AB)Adjustment to reverse historical First Foundation’s core deposit intangible amortization, record estimated amortization of the core deposit intangible asset on an accelerated basis over a period of 10 years and customer list intangible asset on a straight-line basis over a period of 10 years, and record estimated depreciation expense on premise and equipment estimated fair value mark associated with the merger on a straight-line basis over a period of 39 years.
(AC)Recognize the estimated tax impact of pro forma transaction related adjustments and balance sheet repositioning related adjustments at 23%.
(AD)Adjustments to eliminate weighted average shares of First Foundation’s common stock outstanding and record shares of FirstSun’s common stock issued in the merger, calculated using the exchange ratio of 0.16083 of a share of FirstSun’s common stock for each share of First Foundation’s common stock, and reverse dilutive shares due to pro forma net loss.
(AE)Adjustment to reverse estimated interest income on loans due to the pro forma sale of certain First Foundation loans on January 1, 2025. Adjustment reflects interest income on loans utilizing First Foundation’s average yield of 4.69% for the year ended December 31, 2025.
(AF)Adjustment to reverse estimated interest income on securities and other due to the pro forma sale of certain First Foundation’s available-for-sale and held-to-maturity securities and net use of cash on January 1, 2025. Adjustment reflects interest income on securities and cash utilizing First Foundation’s average yields of 5.18% and 2.44%, respectively, for the year ended December 31, 2025.
(AG)Adjustment to reverse estimated interest expense on deposits due to the pro forma payoffs of certain First Foundation deposits on January 1, 2025. Adjustment reflects interest expense on deposits utilizing First Foundation’s average yield of 3.69% for the year ended December 31, 2025.
(AH)Adjustment to reverse estimated interest expense on FHLB borrowings due to the pro forma payoffs of First Foundation’s FHLB borrowings on January 1, 2025. Adjustment reflects interest expense on FHLB borrowings utilizing First Foundation’s average yield of 4.10% for the year ended December 31, 2025.

(AI)Provision for credit losses estimated for non-PCD loans required to be recorded immediately following the consummation of the merger pursuant to accounting standards in effect as of December 31, 2025. While not included in the pro forma adjustments, on April 1, 2026, FirstSun early adopted Accounting Standards Update (ASU) 2025-08, “Financial Instruments - Credit Losses (Topic 326): Purchased Loans” and as of the Effective Date will record the estimated credit fair value mark related to the non-PCD loans as a component of the ACL as part of its application of purchase accounting; accordingly, no additional ACL or corresponding provision for credit losses will be recorded immediately following the consummation of the merger.
Note 4 – Merger Integration Costs
Total remaining merger and integration costs are estimated to be approximately $62.1 million on a pre-tax basis, of which approximately $15.3 million represents remaining contractually obligated merger costs due at closing. The $15.3 million of contractually obligated merger costs are reflected in the pro forma condensed combined balance sheet as part of the pro forma adjustments discussed in Note 3. The remaining estimated merger and integration costs are not included in the pro forma condensed combined statement of income because such costs do not reflect the ongoing results of the combined company and will be recognized in the combined company’s results of operations as incurred.